SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - March 20, 2014
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On March 20, 2014, the Board of Directors (the “Board”) of AK Steel Holding Corporation (the “Company”), upon the recommendation of the Management Development and Compensation Committee of the Board, approved forms of amended and restated Change of Control Agreement and Severance Agreement (collectively, the “Amended Agreements”) for the Company’s executive officers. On March 22, 2014, the first of the Company’s executive officers executed his Amended Agreements. The remaining executive officers subsequently have executed their respective Amended Agreements or are expected to do so in the near future.

The substantive changes made to the existing forms of Change of Control Agreement and Severance Agreement were to broaden the non-compete provisions, principally to make them apply to companies in industries beyond the steel industry whose products are in competition with products of the Company, its subsidiaries and affiliates. These changes prohibit an executive officer, in the event that he or she should no longer be employed by the Company, from employment, consulting or other affiliation with companies in competition with the Company for a one year period following the executive officer’s separation from the Company.

The foregoing description does not constitute a complete summary of the Amended Agreements and is qualified by reference in its entirety to the full text of the forms of Amended Agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibit:

		10.1	Form of Executive Officer Change of Control Agreement

		10.2	Form of Executive Officer Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: March 26, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Executive Officer Change of Control Agreement

10.2	Form of Executive Officer Severance Agreement